EXHIBIT 99.2

October 19, 2016
Charles Scharf

Dear Charlie:
This letter sets forth the terms of your agreement to provide consulting and advisory services to Visa Inc. (the “Company”) following your voluntary resignation as Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”) effective as of December 1, 2016.
Advisory Period and Services. During the period commencing on December 1, 2016 and ending on March 31, 2017, unless sooner terminated by either you or the Company as set forth below (such period, as may be terminated earlier hereunder, the “Consulting Period”), the Company will retain you as an independent contractor and consultant to provide advisory services and assistance in effectuating a transition of your duties and responsibilities as Chief Executive Officer to your successor as may be requested by the Board or your successor (the “Services”). During the Consulting Period, as consideration for your agreement to provide the Services you will receive continued payment of your annual base salary at the rate in effect as of December 1, 2016. In addition, the Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in the performance of the Services during the Consulting Period in accordance with the Company’s expense reimbursement policies as in effect from time to time. The Consulting Period, this letter agreement and your performance of the Services hereunder may be terminated at any time prior to March 31, 2017 by either you or the Company by providing written notice to the other party of such termination. During the Consulting Period the Company will provide you with administrative and other support appropriate and necessary for you to perform the Services required hereunder.
Independent Contractor Status. During the Consulting Period, you and the Company acknowledge and agree as follows: (i) your relationship with the Company will solely be that of an independent contractor and nothing in this letter creates a partnership, joint venture or any employer-employee relationship between you, on the one hand, and the Company, on the other hand; (ii) you will not be eligible to participate in, and you hereby waive any claims you may have to, any type of benefits offered to employees of the Company (other than those to which you may be entitled as a former employee of the Company); (iii) you will be the sole judge of the means, manner and method by which you will perform the Services, the times and locations at which the Services shall be performed (within the deadlines and other parameters reasonably established by the Board or your successor) and the sequence of performance of the Services;

(iv) when performing the Services, you will comply with all applicable laws, and all applicable policies of the Company; (v) you will not be an agent of the Company, you will have no authority to make any statement, representation, or commitment of any kind or to take any action binding upon the Company without the Company’s prior written authorization, and you will have no management authority with respect to the Company; and (vi) you will be responsible for the reporting, withholding and payment of any and all Federal, state and local income, business or self-employment taxes with respect to any payment made to you in connection with the performance of the Services.
Non-Competition During Consulting Period/Confidentiality. During the Consulting Period, you agree that you will not be employed by any company, venture or enterprise that directly or indirectly engages or proposes to engage in any business that is in competition with the Company in the United States or any other country where the Company does business.
Indemnification. The Company hereby agrees to indemnify and hold you harmless from and against any and all cost, expense, penalty, damage, liability, and other form of financial detriment, including advancement of reasonable attorneys’ fees, as a result of any claims resulting from your performance of Services under this letter agreement, other than such claims that arise directly from your willful and intentional misconduct.
Taxes. It is intended that payments under this letter agreement will be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, this letter agreement shall be interpreted and administered to be in accordance therewith. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A. You and the Company intend that your performance of Services during the Consulting Period shall be in an amount sufficient enough to ensure that you will not have incurred a “separation from service” (within the meaning of Section 409A) with the Company as of the date on which the Consulting Period commences. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to you, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and your right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
Complete Agreement. This letter agreement, together with your ongoing confidentiality obligations to the Company, will form the complete and exclusive statement in respect of the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by a duly authorized representative of the Board of Directors. This letter agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law.

If you accept the terms of this letter agreement, please sign and date this letter agreement in the space provided below and return a copy of the letter agreement to Kelly Mahon Tullier, Executive Vice President and General Counsel.
Please contact Suzanne Nora Johnson if you have any questions.
Sincerely,
VISA INC.

By:        /s/ Suzanne Nora Johnson
Name:    Suzanne Nora Johnson

Title:	Chair, Compensation Committee of the Board of Directors of Visa Inc.

ACCEPTED AND AGREED TO this 20th day of October, 2016.
Charles Scharf

/s/ Charles Scharf
Signature